SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|X| Preliminary Proxy Statement      |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


         HealthWatch, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  |X|   No fee required.

  |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
      (2)    Aggregate number of securities to which transaction applies

--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
      (5) Total fee paid:

  |_|   Fee paid previously with preliminary materials.

  |_|   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

--------------------------------------------------------------------------------
      (2)    Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
      (3)    Filing Party:

--------------------------------------------------------------------------------
      (4)    Date Filed:

                                   PRELIMINARY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                HEALTHWATCH, INC.

To the Shareholders of HealthWatch, Inc.:


         PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of HealthWatch, Inc., will be held at 11:00 a.m. (Pacific time) on Friday, March 20, 1998, at the Company's offices, 2445 Cades Way, Vista, California, to consider and act upon the following matters:

         I.      To elect directors.

         II. To approve an amendment to the Company's Articles of Incorporation to increase the authorized Common Stock to 50 million shares, par value $.01 per share, and to increase the Preferred Stock to 5 million shares, par value $.01 per share.

         III. To transact such other business as may properly come before the meeting.

         Accompanying this Notice are a Proxy and Proxy Statement and a copy of the Company's 1997 Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission. Whether or not you expect to be present at the meeting, please sign and date the Proxy and return it to the Company. The Proxy may be revoked at any time prior to the time that it is voted. Only shareholders of record at the close of business on February 5, 1998, will be entitled to vote at the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Paul W. Harrison
                                            Chairman of the Board

February 20, 1998

                                   PRELIMINARY
                                 PROXY STATEMENT

                                HEALTHWATCH, INC.

                                 2445 Cades Way
                             Vista, California 92083

                         Annual Meeting of Shareholders

                                 March 20, 1998

                                     GENERAL

         The enclosed Proxy is solicited by the Board of Directors of HealthWatch, Inc. ("HealthWatch" or the "Company"). Such solicitation is being made by mail and may also be made by directors, officers, and employees of the Company personally or by telephone. Any Proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the Proxy by filing with the Company either a written revocation or a later dated Proxy or by attendance and voting in person at the meeting. Shares represented by Proxies will be voted as specified in such Proxies, and if no choice is specified, will be voted in favor of the Board of Directors' nominees to the Board and for the amendment to the Articles of Incorporation.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. Directors will not be separately compensated for soliciting proxies. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock. This Proxy Statement and accompanying form of Proxy are being mailed to shareholders on or about February 20, 1998.

PROPOSALS OF SHAREHOLDERS

         Proposals of shareholders of the Company intended to be presented at the Company's next annual meeting of shareholders must be received by the President of the Company at the above address no later than November 25, 1998, in order for any such proposals to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                OUTSTANDING STOCK

         Common Stock, $.07 par value ("Common Stock"), of which there were 10,601,755 shares outstanding on the record date, constitutes the only class of outstanding voting securities issued by the Company. Each shareholder will be entitled to cast one vote for each share of Common Stock held. Votes may be cast in person or by proxy. Only shareholders of record at the close of business on February 5, 1998, will be entitled to vote at the meeting.

         The following table sets forth as of February 5, 1998, the shares of Common Stock and percentage of total shares owned by the shareholders known to beneficially own 5% of the Company's outstanding shares of Common Stock, each director and nominee for election to the Board of Directors of the Company and as to all officers and directors as a group. All persons indicated have (unless indicated to the contrary) sole or shared with spouse voting and dispositive power over such shares.

Name and Address of Beneficial
Owner, Name of Director or
Nominee or Identity of Group          Amount Beneficially Owned     Percentage
----------------------------          -------------------------     ----------

Paul W. Harrison                            4,450,000(1)(2)            35.2%
9040 Rosewell Road
Suite 470
Atlanta, Georgia  30350

Larry Fisher                                  923,333(1)                8.5%
9040 Rosewell Road
Suite 470
Atlanta, Georgia  30350

Lindley S. Branson                            460,475(1)                4.2%

Richard T. Chase                               60,714(1)                   *

Sanford L. Schwartz                           134,909(1)(3)             1.3%

All Officers, Directors and Nominees        6,913,177(1)(2)(3)         50.3%
  as a Group (9 persons)

--------------------

*  Less than one percent of shares outstanding.

(1) Includes for the following persons the number of shares set forth opposite their name which are issuable within 60 days of the date of this Proxy Statement upon exercise of outstanding stock purchase options or warrants or conversion of outstanding debentures:
         Harrison--2,033,333 shares; Fisher--323,333 shares; Branson--276,904 shares; Case--60,000 shares; Schwartz--101,071 shares; and all officers and directors as a group--3,152,974 shares.

(2) Includes 2,000,000 shares owned by Paul Harrison Enterprises, Inc. ("PHE"), of which Mr. Harrison is an officer and director and major shareholder, 416,667 shares owned by HALIS, Inc. ("HALIS"), of which Mr. Harrison is the Chairman of the Board of Directors and Chief Executive Officer and a major shareholder and 1,600,000 shares subject to issuance pursuant to exercise of options held by PHE.

(3) Includes shares owned by Creative Business Strategies, Inc. ("CBS"). Mr. Schwartz is an officer, director and principal shareholder of CBS.

         During 1997, the Company completed a series of transactions with HALIS, Inc., a Georgia corporation, two officers and directors of HALIS; MERAD Corporation, a Georgia corporation ("MERAD"), which is a wholly-owned subsidiary of Paul Harrison Enterprises, Inc., an affiliate of HALIS, and several shareholders of HALIS.

         These transactions followed the execution during August 1997, by HealthWatch and HALIS of a letter of intent which contemplated a merger of the two companies. HALIS, based in Atlanta, Georgia, is a publicly-traded company (OTC Bulletin Board Symbol: "HLIS"), which supplies information technology services focused on the healthcare industry. Utilizing advanced healthcare models and information technology, HALIS has developed the HALIS Health Care Enterprise System, a single program which integrates all of the major functions needed by clinics, hospitals, healthcare practices, payers, long-term care facilities, laboratories, pharmacies and home healthcare facilities. HALIS is implementing a corporate strategy which combines external acquisitions and internal sales growth.

         HALIS and HealthWatch had originally planned to merge. Following discussions, HALIS and HealthWatch determined that it would be preferable, at that time, for the two companies to adopt a shared business development strategy, but for HealthWatch to remain a separate company. To implement this strategy, HealthWatch and HALIS entered into a business collaboration agreement whereby HealthWatch and HALIS will share sales prospects and HealthWatch will develop technology and an integration database engine designed to monitor, capture and manage medical information at the point of care.

         In addition, the Company has obtained a license from MERAD to certain artificial intelligence computer software and a multimedia database utility, and has retained MERAD to develop proprietary software technology which will be used to expand HealthWatch's product offerings to include products and services specifically focused on monitoring, capturing and managing medical information at the point of care. Further, Paul Harrison, Chairman of the Board, Chief Executive Officer and President of HALIS, and Larry Fisher, a Director and Executive Vice-President, Chief Administrative Officer and Secretary of HALIS joined the HealthWatch Board of Directors.

         In connection with these transactions, PHE (an investment firm controlled by Mr. Harrison), Mr. Fisher and two non-affiliated shareholders of HALIS exchanged 1,100,000 of their shares of HALIS common stock for 4,400,000 shares of the Company's Common Stock and PHE was granted an option to exchange an additional 400,000 shares of HALIS common stock for an additional 1,600,000 shares of HealthWatch Common Stock, the exchange ratio being based on the market value for each company's common stock at the time that the transaction was negotiated, and HALIS invested $125,000 in HealthWatch in consideration for which HALIS acquired 416,667 shares of HealthWatch Common Stock. Following these transactions, HALIS, PHE and Mr. Fisher owned an aggregate of 3,106,667 shares of HealthWatch Common Stock representing approximately 29% of the Company's then outstanding shares of Common Stock and PHE owned an option to acquire an additional 1,600,000 shares of the Company's Common Stock which, if exercised, would increase the percentage of the Company's Common Stock owned by HALIS, PHE and Mr. Fisher in the aggregate to approximately 38% of the outstanding shares of the Company's Common Stock following the exercise of this option. Subsequent to these transactions, Mr. Harrison and Mr. Fisher were granted options to acquire an aggregate of 1,150,000 shares of the Company's Common Stock at $.53125 per share and acquired options for an aggregate of 166,666 shares at $.34375 per share in connection with short-term loans to the Company of $34,000. See "Information Concerning Directors and Officers--Certain Transactions."

                              ELECTION OF DIRECTORS

         Proxies returned by shareholders will be voted at the meeting, in the absence of contrary indication, in favor of the election of the following four persons as directors. Richard T. Case and Sanford L. Schwartz, were elected as directors at the Special Meeting of Shareholders held on April 15, 1997 and Paul
W. Harrison and Larry Fisher were appointed to the Board during November 1997, in each case, to hold office until the next Annual Meeting of Shareholders and thereafter until their successors have been duly elected and qualified, unless a prior vacancy shall occur by reason of their death, resignation or removal from office.

         Although management has no reason to believe that any of the nominees will be unable to serve as a director, if that contingency should occur, it is intended that the shares represented by the Proxies will be voted, in the absence of contrary indication, for any substitute nominee designated by the Board of Directors, unless the Board determines to reduce its size appropriately. Proxies will not be voted for more than four nominees to the Board of Directors.

         The nominees to the Board of Directors of the Company are as follows:

Name                     Director Since      Age      Positions with the Company
----                     --------------      ---      --------------------------

Paul W. Harrison         November 1997       43       Chairman of the Board of
                                                      Directors

Richard T. Case(1)(2)    April 1997          47       Director

Larry Fisher             November 1997       53       Director

Sanford L. Schwartz(2)   1983                47       Director

----------------------

(1)      Member of Audit Committee.
(2)      Member of Compensation Committee.

         Paul W. Harrison has served as Chairman of the Board and Chief Executive Officer of HALIS, Inc., a healthcare information systems company, since November 1996. In addition, Mr. Harrison has been the managing member of AUBIS since February 1995, a director of AUBIS Hospitality Systems, Inc. ("AHS") since June 1994 and a director of AHS since January 1995. Mr. Harrison has 20 years of professional experience in the United States and internationally in investments, management consulting, and information technology. Mr. Harrison has created and sold various software technology companies over his career that specialized in the healthcare and information technology markets. In 1994, he acquired Wiporwil Systems and Peripheral Design to form AUBIS, L.L.C. Prior to founding AUBIS, L.L.C., Mr. Harrison started and later sold Biven, a technology company, to HBO & Company ("HBOC"). Biven enabled HBOC to enter the highly competitive managed healthcare information technology segment of the industry. Mr. Harrison served as a senior executive of HBOC until 1995. Prior to Biven, Mr. Harrison owned and operated several technology development companies supporting the healthcare industry. Mr. Harrison has also invested in the development of the Chemical Sciences Center at the Scripps Research Institute, is on the Scripps Research Presidents Council, and is a Louis Pasteur Fellow. Mr. Harrison is also active in private investment funds and is a well known supporter of health related charities.

         Richard T. Case. Mr. Case has been President of Benchmark Associates, a business consulting firm since 1985. Mr. Case was President of PolyMedica Industries, Inc., a medical products company from May 1990 to July 1992. Mr. Case served as a director of the Company from 1990 to 1994.

         Larry Fisher has served as Executive Vice President of HALIS, Inc. since June 1997. Mr. Fisher was the founder of Fisher Business Systems, Inc. ("Fisher"), the predecessor of HALIS, and served as a director since its organization in 1979. Mr. Fisher subsequently served as President, Chief Executive Officer and Treasurer of Fisher from 1979 to 1992, and as Chairman of the Board, from December 1992 to November 1996. He led the development of the first generation of Fisher's products for the hospitality marketplace and is a recognized leader in the industry. Under his management, Fisher developed the first integrated point-of-sale and back office system for the food service industry. He also directed Fisher's efforts in the development of its second generation touch screen system. Prior to 1979, Mr. Fisher was employed by IBM for 11 years in several executive sales and marketing positions. In his last such position, Mr. Fisher was responsible for creating, implementing and monitoring national marketing programs for the retail and hospitality industries.

         Sanford L. Schwartz. Mr. Schwartz, Chairman of the Board of Directors of the Company, has been a consultant with Creative Business Strategies, Inc., a business/development consulting firm, since July 1992. He served as Chief Executive Officer of the Company from June 1983 to September 1993 and as Chairman of the Board of Directors from June 1983 to November 1997. Mr. Schwartz is a director of Renaissance Entertainment Corporation.

         During fiscal 1997, the Board of Directors met nine times. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 1996 during the period for which they were directors. During fiscal 1997, the functions which would be served by an audit, nominating and compensation committee were reserved to the full Board of Directors. New Audit and Compensation Committee members will be appointed following the Annual Meeting. Directors who are not otherwise compensated by the Company generally have been compensated through the issuance of stock options.

         CERTAIN FILINGS. On May 1, 1991, comprehensive new rules promulgated by the Securities and Exchange Commission relating to the reporting of securities transactions by directors and officers became effective. To the

Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended June 30, 1997 all required reports were timely filed, except that Richard T. Case, a director of the Company, failed to file one report on a timely basis reporting his ownership of the Company's Common Stock at the time that he was elected a director of the Company.

                  INFORMATION CONCERNING DIRECTORS AND OFFICERS

COMPENSATION

         The following table sets forth, on an accrual basis, the aggregate cash compensation paid by the Company and its subsidiaries during the three fiscal years ended June 30, 1997, to the Company's Presidents and Chief Executive Officers and Chairman of the Board of Directors. No officer or director of the Company received compensation of $100,000 or more in fiscal 1996 or 1997.


Name and Principal         Fiscal                                     Options            Restricted
    Position                Year         Salary         Bonus     (No. of Shares)       Stock Awards
------------------         ------        ------         -----     ---------------       ------------
Daniel J. Kelly             1997         $80,770          --        600,000 shs.              --
 President and CEO          1996              --          --             --                   --
                            1995              --          --             --                   --

Lindley S. Branson          1997         $53,000          --        250,000 shs.              --
 President and CEO          1996          54,000          --         18,571 shs.              --
                            1995              --          --             --                   --

Sanford L. Schwartz,        1997         $32,567(1)       --        100,000 shs.              --
  Chairman of the           1996          36,247(1)       --             --                   --
  Board of Directors        1995          33,250(1)       --         11,035 shs.          36,247 shs.(1)


-----------------

(1) Includes amounts paid to Creative Business Strategies, Inc. Mr. Schwartz is an officer, director and principal shareholder of CBS. The fair market value as of the date of grant of the shares of Common Stock subject to the stock award in 1995 was $81,000.

STOCK BASED COMPENSATION

         The Company has a 1989 Incentive Stock Option Plan and 1993 and 1995 Stock Option Plans ("the Plans") for its key employees directors and consultants to purchase shares of the Company's Common Stock. The Plans provide that the purchase price of the shares covered by incentive stock options may not be less than the fair market value of the shares on the date the option was granted. Nonstatutory stock options granted can be granted at exercise prices of 85% or more of the fair market value of the Company's Common Stock on the date of grant. To date, all options granted under the Plans have been at exercise prices equal to the fair market value of the Common Stock on the date the Company agreed to grant the options.

         The Company has, from time to time, also provided nonstatutory stock options outside of the Plans to directors, officers and consultants and has awarded stock grants to officers, directors, employees and consultants in consideration for services. These nonstatutory options generally have had a term of three to five years and have had exercise prices equal to the fair market value of the Company's Common Stock on the date the options were granted. At February 5, 1998, the Company had an aggregate of 3,232,812 shares reserved for issuance pursuant to outstanding stock options under the Plans.

DIRECTORS' REPORT. On August 25, 1997, the Board of Directors unanimously approved repricing all outstanding stock options held by current employees and directors of the Company (a total of 1,743,571 shares), including

600,000, 268,571, 60,000 and 100,000 shares subject to options held by Daniel J. Kelly, Lindley S. Branson, Richard T. Case and Sanford L. Schwartz, respectively, all of whom were directors or officers of the Company. It was the Board of Directors' opinion that the repricing of these options was appropriate in view of the Company's inability to provide adequate cash compensation, particularly to its officers and directors, due to the Company's lack of working capital. During August 1997, Daniel J. Kelly was being paid $6,500 per month, which represented a reduction in the $12,500 per month he was to have been paid pursuant to his employment agreement with the Company, and the Company had an accrued obligation of $11,353 to Sanford L. Schwartz and an affiliated company which was then past due.

         The following table shows option grants during fiscal 1997 to the named executive officers of the Company. Reference is also made to the information included above under "Compensation."

                       Options Granted     Percent of Total     Exercise      Expiration
        Name           in Fiscal 1997      Options Granted        Price          Date
-------------------    ---------------     ----------------     --------      ----------
Daniel J. Kelly         600,000 shs.            37.3%           $2.0625(1)     12/18/01
Lindley S. Branson      250,000 shs.            15.5%           $2.0625(1)     12/16/01
Sanford L. Schwartz     100,000 shs.             6.2%           $2.0625(1)     12/16/01


(1) These options were replaced at an exercise price of $.56 per share, the fair market value for the Company's Common Stock on August 25, 1997, the date on which the replacement options were granted.

         The following table shows the number of options exercised during fiscal 1997 and the 1997 fiscal year-end value of the options held at the end of the fiscal year by the named executive officer.

                                                                                Value of Unexercised
                                                 Number of Unexercised          in-the-money Options
                       Shares Acquired on      Options at June 30, 1997           at June 30, 1997
         Name          Exercise of Options     Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------    -------------------     -------------------------     -------------------------
Daniel J. Kelly               None                  0/600,000 shs.                   $-0-/$-0-
Lindley S. Branson            None               118,511/150,000 shs.                $-0-/$-0-
Sanford L. Schwartz           None                61,036/50,000 shs.                 $-0-/$-0-


CERTAIN TRANSACTIONS

         During the fourth quarter of calendar 1997, the Company completed a series of transactions with HALIS; two officers and directors of HALIS; MERAD Corporation, which is a wholly-owned subsidiary of Paul Harrison Enterprises, Inc., an affiliate of HALIS; and several shareholders of HALIS. These transactions followed the execution during August 1997, by HealthWatch and HALIS of a letter of intent which contemplated a merger of the two companies.

         HALIS and HealthWatch had originally planned to merge. Following discussions, HALIS and HealthWatch determined that it would be preferable for the two companies, at that time, to adopt a shared business development strategy, but for HealthWatch to remain a separate company. To implement this strategy, HealthWatch and HALIS entered into a business collaboration agreement whereby HealthWatch and HALIS will share sales prospects and HealthWatch will develop technology and an integration database engine designed to monitor, capture and manage medical information at the point of care.

         In addition, the Company obtained a non-exclusive license from MERAD to certain artificial intelligence computer software and a multimedia database utility, and retained MERAD to develop proprietary software technology which will be used to expand HealthWatch's product offerings to include products and services specifically focused on monitoring, capturing and managing medical information at the point of care. MERAD is to be paid $15,000 per month for 24 months to develop the software and is to be paid a royalty of from 5% to 1% of the gross proceeds the Company derives from the sale of the software.

         During the fourth quarter of calendar 1997, PHE, Mr. Fisher and two non-affiliated shareholders of HALIS exchanged 1,100,000 of their shares of HALIS common stock for 4,400,000 shares of the Company's Common Stock and PHE was granted an option to acquire 1,600,000 additional shares of HealthWatch Common Stock in exchange for 400,000 additional shares of HALIS common stock, the exchange ratio being based on the market value for each company's common stock at the time that the transaction was negotiated; and HALIS acquired 416,667 shares of the Company's Common Stock for a purchase price of $125,000.

         Effective October 10, 1997, PHE and Paul W. Harrison entered into a consulting agreement with the Company which expires on December 31, 1998. The agreement provides for, among other things, the payment to PHE commencing on January 1, 1998 of $15,000 per month, the granting of a seven-year nonstatutory stock option to Mr. Harrison representing the right to acquire up to 750,000 shares of the Company's Common Stock at $.53125 per share, the then fair market value for the Company's Common Stock, and to loan to Mr. Harrison up to $200,000 payable in four equal annual installments and bearing interest at 7% per annum. As of the date of this Proxy Statement, $0 had been borrowed pursuant to the loan commitment.

         Effective October 10, 1997, Larry Fisher entered into a consulting agreement with the Company which expires on December 31, 1998. The agreement provides, among other things, for the grant of a seven-year nonstatutory stock option representing the right to acquire 400,000 shares of the Company's Common Stock at $.53125 per share, the then fair market value for the Company's Common Stock.

         On December 18, 1996, Daniel J. Kelly entered into an employment agreement with the Company pursuant to which he is to be paid $150,000 per annum, is eligible for a bonus of up to one-third of his base salary and received an option to purchase 600,000 shares of the Company's Common Stock. The Agreement provides for a severance payment equal to five months salary if his employment is terminated before December 31, 2000.

         On January 22, 1998, Paul W. Harrison, Larry Fisher and Lindley S. Branson each loaned the Company $17,000 for a period of 90 days. The loans bear interest at 7% per annum. As additional compensation for making the loans, each was granted a warrant to acquire 83,333 shares of the Company's Common Stock at $.34375 per share, the fair market value for the Company's Common Stock on January 22, 1998. In addition, during January 1998, a $35,000 loan which Mr. Branson made during the fourth quarter of calendar 1997 was paid by the issuance to Mr. Branson of 100,000 shares of the Company's Common Stock.

                     AMENDMENT TO ARTICLES OF INCORPORATION
                   TO INCREASE NUMBER OF AUTHORIZED SHARES OF
                        COMMON STOCK AND PREFERRED STOCK

         The Company's Articles of Incorporation presently authorizes the issuance of a total of 14,285,715 shares of Common Stock, par value $.07 per share, and 1,428,571 shares of Preferred Stock, par value $.07 per share. At February 5, 1998, 10,601,755 of the 14,285,715 authorized shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. In addition, at February 5, 1998, an aggregate of 6,584,214 shares of Common Stock were reserved for issuance upon conversion of outstanding stock options, warrants and convertible securities at prices ranging from $.34375 to $14.00 per share, including an aggregate of 4,528,571 shares reserved for issuance pursuant to the exercise of stock options and warrants granted to officers and directors or their affiliates and 1,600,000 shares reserved for issuance to PHE pursuant to an option it has to exchange up to 400,000 shares of HALIS common stock for 1,600,000 shares of the Company's Common Stock.

         The Company's Common Stock is currently listed on the Nasdaq Small Cap Market (Symbol: HEAL). In order for the Company's Common Stock to remain listed on the Nasdaq Small Cap Market, the Company must, among other things, maintain a minimum tangible net worth of $2 million and, as of February 23, 1998, a minimum bid price of $1.00 per share. At December 31, 1997, the Company's tangible net worth (as defined for purposes of satisfying the Nasdaq net worth requirement) was $1,046,611. The Company's plans to increase its net worth in order to meet this requirement include issuance of shares of its capital stock to raise additional working capital and an offer to certain shareholders of HALIS to exchange shares of their HALIS common stock for shares of HealthWatch capital stock. The Company and HALIS are pursuing certain joint business opportunities and HealthWatch believes that increasing HealthWatch's investment in HALIS is consistent with the pursuit of these opportunities. HealthWatch currently owns 1,100,000 shares of HALIS' common stock (representing approximately 2.5% of HALIS' outstanding shares of common stock) and HALIS currently owns 416,667 shares (approximately 4%) of HealthWatch's Common Stock. In addition, in connection with an earlier exchange of shares, Paul Harrison Enterprises, Inc., an affiliate of HALIS was granted an option to exchange 400,000 additional HALIS shares for 1,600,000 additional HealthWatch shares. Paul W. Harrison, the founder and a control shareholder of PHE, was elected to the HealthWatch Board of Directors in connection with a transaction in which certain HALIS shareholders, including PHE, exchanged shares of HALIS common stock for shares of HealthWatch Common Stock (see "Information Concerning Directors and Officers--Certain Transactions"). Mr. Harrison, who is Chairman of the Board and Chief Executive Officer of HALIS, has been elected Chairman of the Board of HealthWatch.

         Prior to the meeting of the HealthWatch shareholders scheduled for March 20, 1998, the Company expects that PHE or its assigns and possibly other HALIS shareholders will agree to exchange additional HALIS shares for shares of HealthWatch's Common Stock in furtherance of HealthWatch's interest in increasing its business relationship with and its investment in HALIS and in order to improve HealthWatch's ability to comply with the Nasdaq tangible net worth requirement.

         In addition to the minimum tangible net worth requirement, as of February 23, 1998, the listing requirements for the Nasdaq Small Cap Market will include a requirement that companies maintain a minimum bid price for common stock listed on the Nasdaq Small Cap Market of $1.00 per share or more. On February 10, 1998, the closing sale price for the Company's Common Stock was $.40625. Primarily for the purpose of satisfying the minimum bid price requirement, the Board of Directors has authorized the implementation of a one-for-five reverse split of the Company's Common Stock effective February 23, 1998.

         Based on a one-for-five reverse stock split, the Company's current Articles of Incorporation will be amended prior to the Annual Meeting to decrease the authorized shares from 14,285,715 shares of Common Stock, par value $.07 per share, to 2,857,143 shares of Common Stock, par value $.35 per share, and from 1,428,571 shares of Preferred Stock, par value $.07 per share, to 285,714 shares of Preferred Stock, par value $.35 per share. In addition, the issued and outstanding shares of Common Stock will be reduced from 10,601,755 to 2,120,351 shares. In the event that the shareholders approve the proposed amendment to the Articles of Incorporation described above, the Company's Articles of Incorporation, as so amended, would be amended to authorize the issuance of a total of 50 million shares of Common Stock, at a reduced par value of $.01 per share, and 5 million shares of Preferred Stock, at a reduced par value of $.01 per share. This amendment would not change the then number of issued and outstanding shares of the Company's Common Stock.

         After giving effect to all shares reserved for issuance for outstanding stock options, warrants and convertible securities, and the transactions described above which the Company intends to implement in order to, among other things, improve its ability to have its Common Stock continue to be listed on the Nasdaq Small Cap Market, the Company does not have sufficient shares for use in future transactions involving the issuance of shares of Common Stock, including the potential issuance of shares upon exercise or conversion of outstanding stock options, warrants and convertible securities. The Board of Directors has adopted a proposed amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to 50 million shares, par value $.01 per share, and the number of authorized shares of Preferred Stock to 5 million shares, par value $.01 per share. The additional stock, if so authorized, could be used at the discretion of the Board of Directors without any further action by the shareholders, except as required by applicable law or regulation or the rules and regulations of The Nasdaq Stock Market, Inc., in connection with acquisitions, efforts to raise additional capital for the Company, additional exchanges for shares of HALIS common stock and for other corporate purposes. Shares of the stock will be issued only upon a determination by the Board of Directors that a proposed issuance is in the best interests of the Company.

         As part of its new business plan, HealthWatch plans to try to expand its business by acquiring companies that fit into one of three of the following models: companies which provide services at the point of care, such as home health companies; companies which distribute healthcare, monitoring and measuring devices which can be connected through new software being developed for HealthWatch to processing systems elsewhere in the enterprise; and system integrators who provide hardware and software solutions to healthcare and other industries which can increase their focus on the growing healthcare market utilizing the healthcare software technology currently being developed in the systems which such integrators provide. HealthWatch does not have any agreements or proposed agreements with any companies which would result in the issuance of HealthWatch Common Stock to acquire such companies. However, the Company has a non-binding letter of intent with a private systems interrogator, the acquisition of which, if completed as being discussed, would require that the Company obtain additional capital through the issuance of its securities, in order to raise the cash which would be required to complete the acquisition. The Company believes that it is important to have the ability to utilize its securities to acquire such businesses should the opportunity arise.

         The increase in authorized shares will allow the Board of Directors of the Company to consider and, if the Board believes it to be in the best interest of the Company, take advantage of any such acquisition possibilities. In addition, the flexibility invested in the Company's Board of Directors to authorize the issuance and sale of authorized but unissued shares of Common Stock and/or to issue Preferred Stock in one or more series could enhance the Board of Directors' bargaining capacity on behalf of the Company in a takeover situation and could, under certain circumstances be used to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management, even if such a transaction were favored by the holders of the requisite number of the then outstanding shares. Accordingly, shareholders of the Company might be deprived of an opportunity to consider a takeover proposal which a third party might consider if the Company did not have authorized a significant number of unissued shares of Common Stock and a class of authorized but unissued Preferred Stock.

         The Company is not aware of any present efforts to gain control of the Company or to organize a proxy contest. There are no "anti-takeover" measures which are currently part of the Company's Articles of Incorporation, Bylaws or agreements.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION. An affirmative vote by holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting of shareholders is required to approve the amendment.

                              INDEPENDENT AUDITORS

         Silverman Olson Thorvilson & Kaufmann Ltd. has served as the Company's independent auditors since the Company's formation in 1983. The Company does not expect that a representative of Silverman Olson Thorvilson & Kaufmann Ltd. will be present at the meeting.

                                  OTHER MATTERS

         Management does not intend to bring before the meeting any business other than as set forth in this Proxy Statement and has not been informed that any other business is to be presented to the meeting. If any matters other than those referred to above should properly come before the meeting, however, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment.

         Please sign and return promptly the enclosed Proxy in the envelope provided. The signing of a Proxy will not prevent your attending the meeting and voting in person.


                                         By Order of the Board of Directors
                                         Paul W. Harrison
                                         Chairman of the Board

February 20, 1998

                                   PRELIMINARY

                                HEALTHWATCH, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 20, 1998

        The undersigned shareholder of HealthWatch, Inc. (the "Company") hereby appoints Paul W. Harrison and Daniel J. Kelly or either of them, as attorneys, agents and proxies of the undersigned with full power of substitution in each of them, to vote in the name and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on March 20, 1998, and at all adjournments thereof, all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, with the powers the undersigned would possess if personally present.

   I.  GRANT    [ ]     Authority to vote for election of Richard T. Case, Larry
                        Fisher, Paul W. Harrison and Sanford L. Schwartz to serve as directors. You may withhold authority to vote for a nominee by lining through his name.
       WITHHOLD [ ]

     (The Board of Directors recommends that you GRANT authority to vote for the election of directors.)

  II.  FOR      [ ]     amending Article III of the Company's Articles of
       AGAINST  [ ]     Incorporation to increase the authorized shares of
       ABSTAIN  [ ]     Common Stock and Preferred Stock.

      (The Board of Directors recommends that you vote FOR this proposal.)

 III. In their discretion, upon such other business as may properly come before the meeting;

all as set out in the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 20, 1998, receipt of which is hereby acknowledged.

                  (Continued, and to be SIGNED, on other side)

                           (Continued from other side)

        ALL SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE DIRECTORS AND FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION, ALL AS SET FORTH IN THE PROXY STATEMENT.

        Both of said attorneys or their substitutes who shall be present and act, or if only one shall attend, then that one, shall have and may exercise all the powers of said attorneys hereunder.

                                    Dated
                                         ---------------------------------------
                                                  (Please insert date)

                                    --------------------------------------------
                                                       (Signature)

                                    --------------------------------------------
                                               (Joint Owner's Signature)


                                    [Signature(s) should agree with stenciled name(s).] When signing as attorney, guardian, executor, administrator or trustee, please give title. If the signer is a corporation, please give the full corporate name and sign by a duly authorized officer, showing his title. EACH joint owner is requested to sign.

                 PLEASE EXECUTE AND RETURN THIS PROXY PROMPTLY.
                      YOUR COOPERATION WILL BE APPRECIATED.